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                                                                     EXHIBIT 4

                      RULES FOR THE EMPLOYEE SHARE OPTION
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                           FOR LTX (EUROPE) LIMITED
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1.    INTRODUCTION
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      1.1  Purpose

           The scheme is intended to encourage ownership of shares in LTX Corporation on the part of certain key qualifying employees and directors of the LTX (Europe) Limited.

      1.2  Definitions

           In these Rules the following words and expressions shall have the following meanings:

           "Approval Date"       The date on which the Scheme is approved by
                                 the Board of Inland Revenue under Schedule 9.

           "Associated Company"  The meaning given in Section 416, ICTA 1988.

           "ICTA 1988"           The Income and Corporation Taxes Act 1988.

           "Board" The Board of Directors of the Company or, as specified in Rule 7, a duly constituted committee or special committee thereof.

           "Company"             LTX Corporation

           "Date of Grant"       The date on which an Option is, was, or is to
                                 be granted under the Scheme.


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           "Eligible Employee"   Any director or employee of LTXE who is
                                 required to devote to his duties not less than 25 hours (excluding meal breaks) or, in the case of an employee who is not a director of LTXE, 20 hours per week (excluding meal breaks) and who is not precluded by paragraph 8 of Schedule 9 from participating in the Scheme.

           "LTXE"                LTX (Europe) Limited

           "Market Value"        On any day the market value of a Share
                                 determined in accordance with the provisions of Part VIII of the Taxation of Chargeable
                                 Gains Act 1992 and agreed for the purposes of the Scheme with the Inland Revenue Share
                                 Valuation Division on or before that day.

           "Option" A right to subscribe for shares granted (or to be granted) in accordance with the Rules of this Scheme.

           "Option Agreement"    An agreement between the Company and the
                                 Option Holder setting out the terms and
                                 conditions of an Option.

           "Option Holder"       An individual to whom an Option has been
                                 granted or his personal representatives.

           "Relevant Emoluments" The meaning which the terms bears in subparagraph (2) of paragraph 28 of Schedule 9 by virtue of subparagraph(4) of that paragraph.

           "Schedule 9"          Schedule 9 ICTA 1988.

           "Scheme" The employee share option scheme constituted and governed by these rules as from time to time amended.


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           "Share"               An ordinary share in the capital of the
                                 Company par value $.05 per share which
                                 satisfies the conditions specified in
                                 paragraph 10-14 inclusive of Schedule 9.

           "Subscription Price"  The price at which each Share subject to an
                                 Option may be acquired on the exercise of that Option determined in accordance with Rule 2.

           "Subsisting Option"   An Option which has neither lapsed nor been
                                 exercised.

           "Year of Assessment"  A year beginning on any 6 April and ending on the following 5 April.


1.3 Where the context so admits the singular shall include the plural and vice versa and the masculine shall include the feminine.

1.4 Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.5 Options under the Scheme may be granted at any time during the ten years following the Approval Date.

2.   GRANT OF OPTIONS
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     2.1  At any time or times within a period of ten years following the Approval Date the Board may in its absolute discretion select any number of individuals who may at the Date of Grant be Eligible Employees and grant to them Options to acquire Shares in the Company.

     2.2 In relation to each Eligible Employee selected under Rule 2.1 the Board shall determine

          2.2.1 The Date of Grant (being no later than 14 days after the selection shall have been made);

          2.2.2 The number of Shares over which the Eligible Employee shall be granted an Option, being determined at the absolute discretion of the Board save that it shall not be so large that the grant of Option over that number of Shares would cause the limit specified in Rule 3.1 to be exceeded.


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     2.3  The Subscription Price shall not be less than the nominal value of a Share and, subject to Rule 5, it shall not be less than the Market Value of a Share on the Date of Grant.

     2.4 As soon as possible after the Options have been granted the Board shall issue an Option Agreement in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

     2.5 Options may be transferred by will or the laws of intestate succession but otherwise no Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each Option Agreement shall carry a statement to this effect.

     2.6 Each Grant of an Option shall state that in the event of any stock dividend payable on the Shares or any split up or contraction in the number of Shares occurring after the grant of the Option but prior to the exercise of the Option the number of Shares subject to the grant on the Option shall be proportionately adjusted, as will the number of Shares available under Rule 3.

     2.7 No fraction of a Share will be sold or delivered. Any fraction will be rounded down to the nearest whole number.

3.   LIMITATIONS AND GRANTS
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     3.1  Any Option granted to any Eligible Employee shall be limited and take no effect so that the aggregate Market Value of Shares subject to that Option, when aggregated with the Market Value of Shares subject to Subsisting Options, shall not exceed the greater of:

          3.1.1  [pound symbol] 100,000; or

          3.1.2 four times the amount of the Eligible Employee's Relevant Emoluments for the current or preceding Year of Assessment (whichever of those years gives the greater amount) or, if there were no Relevant Emoluments for the preceding Year of Assessment, four times the amount of the Relevant Emoluments for the period of twelve months beginning with the first day during the current Year of Assessment in respect of which there are Relevant Emoluments.

     3.2  For the purposes of Rule 3.1

          3.2.1 Options shall include all Options granted under this Scheme and all options granted under any other scheme approved under


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                 Schedule 9 and established by the Company or any associated
                 Company thereof;

          3.2.2 The Market Value of Shares shall be calculated as at the time the Options in relation to those Shares were granted or such earlier time as may have been agreed in writing with the Board of Inland Revenue.

     3.3 At no time shall the number of Shares which are attributable to the exercise of Options granted under the scheme, together with the number of Shares then issuable upon exercise of outstanding options granted under the scheme exceed 100,000 Shares. Shares shall be available for granting of an option again once an option expires or terminates for any reason without having been exercised in full.

4.   EXERCISE OF OPTIONS
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     4.1  Subject to Rule 6 below any Option which has not lapsed may be exercised in whole or in part at any time following the earliest of the following events.

          4.1.1  the first anniversary of the Date of Grant

          4.1.2  the death of an Option holder

          4.1.3 the Option holder ceasing to be a director of employee of LTXE by reason of injury, disability, redundancy, retirement or any other reason.

     4.2  An Option shall lapse on the earliest of the following events

          4.2.1  the tenth anniversary of the Date of Grant


          4.2.2  six months after the date of the Option holder's death

          4.2.3 three months following the Option holder ceasing to be a director or employee of any LTXE, other than by reason of death

          4.2.4  the Option holder being adjudicated bankrupt.

     4.3 Military or maternity leave shall not constitute a cessation of employment provided that such period of leave does not exceed the longer of 90 days or the period during which the absent employee's or director's employment rights are protected by statute or otherwise by contract.


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5.   VARIATION OF SHARE CAPITAL
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     5.1  In the event of any variation of the share capital of the Company by way of capitalization or rights issue, consolidation, subdivision or reduction of capital or otherwise, the number of Shares subject to any Option, the Subscription Price for each of those Shares and the number of Shares specified in Rule 3.3 shall be adjusted in such manner as the auditors of the Company for the time being confirm in writing to be fair and reasonable provided that:

          5.1.1 the aggregate amount payable on the exercise of an Option in full is not increased

          5.1.2 the Subscription Price for a Share is not reduced below its nominal value

          5.1.3 no adjustment shall be made without the prior approval of the Board of Inland Revenue and

          5.1.4 following the adjustment the Shares continue to satisfy the conditions specified in paragraphs 10 to 14 inclusive of
                 Schedule 9.

6.   MANNER OF EXERCISE OF OPTIONS
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     6.1  No option may be exercised by an individual at any time when he is precluded by paragraph 9 of Schedule 9 from participating the Scheme.

     6.2 No Option may be exercised at any time when the Shares which may be thereby acquired do not satisfy the conditions specified in paragraphs 10-14 of Schedule 9.

     6.3 An Option may be exercised by the Option Holder giving notice to the Company in writing of the number of Shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment and shall be effective on the date of its receipt by the Company.

     6.4 Subject to rule 6.6 Shares shall be allotted and issued pursuant to a notice of exercise within 30 days of the date of exercise and a definitive share certificate issued to the Option Holder in respect thereof. Save for any rights determined by reference to a date preceding the date of allotment, such Shares shall rank pari passu with the other shares of the same class in issue at the date of allotment.
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     6.5  When an Option is exercised only in part, the balance shall remain exercisable on the same terms as originally applied to the whole
          Option.

     6.6 Shares issued under the Scheme shall be fully paid non-redeemable, and not subject to any restrictions other than restrictions with attach to all shares of the same class. If any law or applicable regulation of the Securities and Exchange Commission or other public regulatory authority shall require the Company or the Option Holder to register or qualify under the Securities Act of 1933, as amended, or any other statute regulating the sale of securities, any Shares with respect to which notice of intent to exercise shall have been delivered to the Company to take any other action in connection with such shares, the delivery of the certificate or certificates for such shares shall be postponed until completion of the necessary action, which the Company shall take in good faith and without delay. All such action shall be taken by the Company at its own expense.

7.   ADMINISTRATION AND AMENDMENT
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     7.1  The Scheme shall be administered by the Board whose decision on all disputes shall be final.

     7.2 The Board may from time to time amend these rules provided that:

          7.2.1 no amendments may materially affect an Option Holder as regards an Options granted prior to the amendment being made

          7.2.2 no amendments may be made which would make the terms on which Options may be granted materially more generous or would increase the limit specified in Rule 3.3 without the prior approval of Company in general meeting and

          7.2.3 no amendments shall have effect until approved by the Board of Inland Revenue.

          In administering or amending the Scheme account may be taken of the nature of the services rendered by the employee or director, their present and potential contributions to the success of the Company and its group, and such other factors as the Board, the committee or special committee (as defined below) shall deem relevant.

          7.3 The cost of establishing and operating the Scheme shall be borne by LTXE.
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          7.4  7.4.1  The Board may establish a committee consisting of not less than three Members of the Board to whom any or all of its powers in relation to the Scheme may be delegated. The Board may at any time dissolve the committee, alter its constitution or direct the manner in which it shall act.

               7.4.2 With respect to directors and officers eligible to receive an Option under this scheme, the Scheme shall be administered by a special committee of the Board of Directors of the Company who are "disinterested persons" as defined in Rule 16b-3(c)(2)(i) under Section 16 of the Securities Exchange Act of 1934 and who are also not an employee of one or more if the Company and its subsidiaries.

          7.5 Any notice or other communication under or in connection with the Scheme shall be in writing, and sent by registered or certified mail or delivered by hand, if to the Company, to its Treasurer at LTX Park at University Avenue, Westwood, Massachusetts 02090 and if to the Option Holder, to the address as the Option Holder shall last have furnished to the communicating party. Items sent by post shall be prepaid and shall be deemed to have been received 72 hours after posting.

          7.6 The Company shall at all times keep available sufficient authorized and unissued Shares to satisfy the exercise to the full extent still possible of all Options which neither lapsed not been fully exercised, taking account of any other obligations of the Company to issued unissued Shares.

     8.    TRANSFER OF SHARES
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          8.1  The Eligible Employee agrees that no shares which are purchased under this Scheme will be transferred unless

               8.1.1 such Shares are registered under the provisions of the Securities Act of 1933, as amended or

               8.1.2 counsel to the Company shall be of the opinion that the proposed transfer will not constitute a violation of such Act.

          8.2 The Eligible Employee agrees that the Company may place an endorsement on any certificate representing any Shares issued pursuant to the Scheme to this effect.